Exhibit 2.1

DISTRIBUTION AGREEMENT

by and between

VECTOR GROUP LTD.

and

DOUGLAS ELLIMAN INC.

Dated as of December 21, 2021

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-ii-

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DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 21, 2021, is entered into by and between Vector Group Ltd., a Delaware corporation (“Vector”), and Douglas Elliman Inc., a Delaware corporation (“Spinco”). Each of Vector and Spinco is referred to herein as a “Party” and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Vector, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Spinco Business (real estate brokerage and other services and property technology investment), and (ii) the Vector Retained Business (tobacco manufacturing, distribution and sale and real estate investments);

WHEREAS, the Board of Directors of Vector (the “Vector Board”) has determined that it is appropriate, desirable and in the best interests of Vector and its stockholders to separate into two independent, publicly traded companies: Spinco and Vector;

WHEREAS, in order to effect such separation, the Vector Board has determined that it is appropriate, desirable and in the best interests of Vector and its stockholders (i) to enter into a series of transactions whereby (A) Vector and/or one or more members of the Vector Group will own all of the Vector Retained Assets and assume (or retain) all of the Vector Retained Liabilities, and (B) Spinco and/or one or more members of the Spinco Group will own all of the Spinco Assets and assume (or retain) all of the Spinco Liabilities (such transactions set forth in this clause (i), as they may be amended or modified from time to time, collectively, the “Plan of Reorganization”), and (ii) after the transactions to implement the Plan of Reorganization, for Vector to distribute to the holders of Vector Common Stock on a pro rata basis (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards), in each case without consideration being paid by such stockholders, one share of Spinco common stock, par value $0.01 per share (“Spinco Common Stock”), for every two shares of Vector Common Stock held on the Record Date, which constitutes one-hundred percent (100%) of the outstanding Spinco Common Stock;

WHEREAS, Spinco has been incorporated solely for these purposes and has not engaged in activities except for activities undertaken in preparation for the Distribution;

WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the Assumption of Liabilities by, Spinco together with the distribution of the Spinco Common Stock qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of Vector and Spinco has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and the Distribution and to set forth other agreements that will govern certain other matters following the Relevant Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

(1) “AAA” shall have the meaning set forth in Section 8.2.

(2) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group by reason of having one or more directors or officers in common. For the avoidance of doubt, following the Distribution, (a) Spinco shall not be considered an Affiliate of Vector; and (b) Vector shall not be considered an Affiliate of Spinco.

(4) “Agreement” shall have the meaning set forth in the preamble.

(5) “Agreement Disputes” shall have the meaning set forth in Section 8.1.

(6) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses or other arrangements (other than this Agreement and the Commercial Arrangements) entered into in connection with the transactions contemplated hereby, including the Transition Services Agreement, Tax Disaffiliation Agreement, Employee Matters Agreement, Aviation Leasing Agreements, and Spinco Intellectual Property Agreement.

(7) “Annual Reports” shall have the meaning set forth in Section 5.1(c).

(8) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, manufacturing equipment and machinery and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all license Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance Policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(9) “Assume”, and variations thereof, shall have the meaning set forth in Section 2.3, mutatis mutandis.

(10) “Audited Party” shall have the meaning set forth in Section 5.1(b).

(11) “Aviation Leasing Agreement” shall mean each non-exclusive aircraft lease agreement under Part 91 of the Federal Aviation Regulations entered into from time to time between a member of the Vector Group and a member of the Spinco Group, or any other aircraft lease agreement designated as such.

(12) “Business” shall mean the Vector Retained Business or the Spinco Business, as applicable.

(13) “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(14) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(15) “Code” shall have the meaning set forth in the recitals hereto.

(16) “Commercial Arrangements” shall mean those arrangements set forth on Schedule 1.1(16) and such other commercial arrangements between the Parties that are intended to survive and continue following the Relevant Time; provided, however, that for the avoidance of doubt, Commercial Arrangements shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) the Transition Services Agreement;

(ii) Aviation Leasing Agreements;

(iii) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party thereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Spinco Assets or Spinco Liabilities or Vector Retained Assets or Vector Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(iv) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Vector or Spinco, as the case may be, is a Party.

(17) “Confidential Information” shall mean all information concerning or belonging to a Party and/or its Subsidiaries or Business which, prior to or following the Relevant Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such Party or its Subsidiaries or (ii) lawfully acquired by such Party or its Subsidiaries from other sources; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such furnishing sources did not provide such information in breach of any confidentiality obligations).

(18) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(19) “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking (whether written or oral and whether express or implied).

(20) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Reorganization, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the Parties agree.

(21) “Dispute Notice” shall have the meaning set forth in Section 8.1.

(22) “Distribution” shall mean the distribution by Vector to holders of record of shares of Vector Common Stock (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards) as of the Record Date of 100% of the Spinco Common Stock owned by Vector on the basis of one share of Spinco Common Stock for every two outstanding shares of Vector Common Stock.

(23) “Distribution Agent” shall mean American Stock Transfer & Trust Company.

(24) “Distribution Date” shall mean the date on which the Distribution is effected.

(25) “Employee Matters Agreement” shall mean the Employee Matters Agreement, dated as of the date hereof, by and between Vector and Spinco.

(26) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(27) “Form S-1” shall mean the registration statement on Form S-1 filed by Spinco with the SEC in connection with the Distribution.

(28) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(29) “Governmental Entity” shall mean any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

(30) “Group” shall mean (i) with respect to Vector, the Vector Group, and (ii) with respect to Spinco, the Spinco Group.

(31) “Guaranty Release” shall have the meaning set forth in Section 2.9(b).

(32) “Indemnifiable Loss” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and/or punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee).

(33) “Indemnifying Party” shall have the meaning set forth in Section 6.4(b).

(34) “Indemnitee” shall have the meaning set forth in Section 6.4(b).

(35) “Indemnity Payment” shall have the meaning set forth in Section 6.8(a).

(36) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, trade secrets, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(37) “Insurance Proceeds” shall mean those monies (i) received by an insured person from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured person, in either case net of any applicable premium deductible or self-insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party or its Affiliates in pursuing insurance coverage.

(38) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) Patents, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other Confidential Information, know-how, inventions, proprietary processes, formulae, models and methodologies, (viii) rights of privacy and rights to personal information, (ix) telephone numbers and Internet protocol addresses, (x) all rights in the foregoing and in other similar intangible assets, (xi) all applications and registrations for the foregoing, and (xii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(39) “Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 5.1(a).

(40) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, stock exchange rule, order, requirement or rule of law (including common law).

(41) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

(42) “Liable Party” shall have the meaning set forth in Section 2.8(b).

(43) “Mediation Period” shall have the meaning set forth in Section 8.2.

(44) “New York Courts” shall have the meaning set forth in Section 9.19.

(45) “NYSE” shall mean The New York Stock Exchange.

(46) “Other Party” shall have the meaning set forth in Section 2.8(a).

(47) “Other Party’s Auditors” shall have the meaning set forth in Section 5.1(b).

(48) “Outside Notice Date” shall have the meaning set forth in Section 6.4(b).

(49) “Party” shall have the meaning set forth in the preamble.

(50) “Patents” shall mean any patents, patent applications, patent disclosures, derivative patents and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof.

(51) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(52) “Plan of Reorganization” shall have the meaning set forth in the recitals hereto.

(53) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(54) “Prime Rate” shall mean the rate per annum publicly announced by Citibank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

(55) “Record Date” shall mean such date as may be determined by the Vector Board as the record date for the Distribution.

(56) “Records” shall mean any Contracts, documents, books, records or files whether written or electronic.

(57) “Relevant Time” shall mean 12:01 a.m., Eastern Time, on the Distribution Date.

(58) “Rules” shall have the meaning set forth in Section 8.3.

(59) “SEC” shall mean the United States Securities and Exchange Commission.

(60) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

(61) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(62) “Separation Expenses” shall have the meaning set forth in Section 9.5.

(63) “Shared Contract” shall mean any Contract (a) listed on Schedule 1.1(63) or that relates to a customer or supplier listed on Schedule 1.1(63), or (b) any Contract of any member of either Group (i) that relates to the Business of both Parties and (ii) either (A) that the Parties specifically intended to amend, divide, modify, partially assign or replicate (in whole or in part) the respective rights and obligations under and in respect of such Contract prior to the Relevant Time or (B) the existence of which either Party discovers prior to the date that is eighteen (18) months after the Relevant Time and had the Parties given specific consideration to such Contract they would have amended, divided, modified, partially assigned or replicated (in whole or in part) the respective rights and obligations under and in respect of such Contract. For the avoidance of doubt, any Contract relating to a Commercial Arrangement shall not be considered a Shared Contract for any purpose under this Agreement.

(64) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(65) “Spinco” shall have the meaning set forth in the preamble.

(66) “Spinco Accounts” shall have the meaning set forth in Section 2.10(a).

(67) “Spinco Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Spinco Group including those Business Entities set forth on Schedule 1.1(73) in the definition of Spinco Group;

(ii) the offices, facilities and other owned real property listed on Schedule 1.1(67) and the leases governing the leased real property (or subleases governing the subleased real property) listed on Schedule 1.1(67);

(iii) all Spinco Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Spinco Asset or the Spinco Business;

(iv) any and all Assets reflected on the Spinco Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Spinco or any member of the Spinco Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(v) any rights of any member of the Spinco Group under any Policies, including any rights thereunder arising after the Distribution Date in respect of any Policies that are occurrence policies;

(vi) subject to Section 9.2, any and all Assets owned or held immediately prior to the Relevant Time by Vector or any of its Subsidiaries primarily relating to or used in the Spinco Business. The intention of this clause (vi) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Spinco Asset. Subject to Section 9.2, no Asset shall be deemed a Spinco Asset solely as a result of this clause (vi) including with respect to any of the Assets described in Section 9.2 unless a claim with respect thereto is made by Spinco within the applicable time period(s) established by Section 2.6(d);

(vii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Spinco or any other member of the Spinco Group;

(viii) any and all furnishings and office equipment and any other equipment located at a physical site or the portion thereof of which the ownership or leasehold interest is held by, or being Transferred to, Spinco; provided, however, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer; and

Notwithstanding the foregoing, the Spinco Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Vector Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Spinco Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof including, for the avoidance of doubt, any interpretation of the definition of Vector Retained Assets.

(68) “Spinco Balance Sheet” shall mean the condensed combined consolidated balance sheet of the Spinco Group, including the notes thereto, as of September 30, 2021, as filed with the Form S-1.

(69) “Spinco Board” shall have the meaning set forth in Section 3.2.

(70) “Spinco Business” shall mean (i) the business and operations of Vector’s real estate brokerage and other services and property technology investment business as described in the Form S-1, (ii) any other business conducted primarily through the use of the Spinco Assets prior to the Relevant Time, and (iii) the businesses and operations of the Business Entities acquired or established by or for Spinco or any of its Subsidiaries after the date of this Agreement.

(71) “Spinco Common Stock” shall have the meaning set forth in the recitals hereto.

(72) “Spinco Contracts” shall mean the following Contracts to which Vector or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Vector Group to the Spinco Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Vector Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Spinco Group;

(ii) any Contract that relates primarily to the Spinco Business;

(iii) any Contract representing lease obligations reflected on the Spinco Balance Sheet;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Spinco Group, including those set forth on Schedule 1.1(72)(iv); and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Spinco Group.

(73) “Spinco Group” shall mean Spinco and each Person (other than any member of the Vector Group) that is a direct or indirect Subsidiary of Spinco immediately after the Relevant Time, and each Person that becomes a Subsidiary of Spinco after the Relevant Time, which shall include those entities identified as such on Schedule 1.1(73).

(74) “Spinco Indemnitees” shall mean each member of the Spinco Group and each of their and their Affiliates and each of their respective Affiliates’ directors, officers, employees, advisors and agents.

(75) “Spinco Intellectual Property Agreement” shall mean the Trademark License Agreement, dated as of the date hereof, by and between New Valley LLC and New Valley Ventures LLC, including any exhibits, schedules, amendments or supplements thereto.

(76) “Spinco Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(76)(vi) hereto) as Liabilities to be Assumed by any member of the Spinco Group, and all obligations and Liabilities expressly Assumed by any member of the Spinco Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Spinco Business, as conducted at any time prior to, on or after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the Spinco Group at any time after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(c) any Spinco Assets, whether arising before, on or after the Relevant Time; or

(d) any Intellectual Property Transferred to Spinco or any of its Subsidiaries pursuant to the Spinco Intellectual Property Agreement, whether arising before, on or after the Relevant Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly and primarily related to the Spinco Group or the Spinco Business;

(iv) any Liabilities relating to, arising out of or resulting from any litigation set forth in Schedule 1.1(76)(vi);

(v) any Liabilities relating to, arising out of or resulting from any indebtedness of any member of the Spinco Group; and

(vi) all Liabilities reflected as liabilities or obligations on the Spinco Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Spinco Balance Sheet.

Notwithstanding anything to the contrary herein, the Spinco Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Vector Group or for which Vector is liable;

(y) any Contracts expressly Assumed by any member of the Vector Group under this Agreement or any of the Ancillary Agreements; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Spinco Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof.

(77) “Spinco Portion” shall have the meaning set forth in Section 2.2(b).

(78) “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly (i) beneficially owns more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity economic interest thereof or (C) the capital or profits thereof, in the case of a partnership, or (ii) otherwise has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(79) “Tax” or “Taxes” shall have the meaning set forth in the Tax Disaffiliation Agreement.

(80) “Tax Contest” shall have the meaning set forth in the Tax Disaffiliation Agreement.

(81) “Tax Disaffiliation Agreement” shall mean the Tax Disaffiliation Agreement, dated as of the date hereof, by and between Vector and Spinco.

(82) “Tax Return” shall have the meaning set forth in the Tax Disaffiliation Agreement.

(83) “Third Party Claim” shall have the meaning set forth in Section 6.4(b).

(84) “Third Party Claim Notice” shall have the meaning set forth in Section 6.4(b).

(85) “Third Party Proceeds” shall have the meaning set forth in Section 6.8(a).

(86) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(87) “Transfer” shall have the meaning set forth in Section 2.2(a)(i).

(88) “Transition Services Agreement” shall mean the Transition Services Agreement, dated as of the date hereof, by and between Vector and Spinco.

(89) “Vector” shall have the meaning set forth in the preamble.

(90) “Vector Accounts” shall have the meaning set forth in Section 2.10(a).

(91) “Vector Balance Sheet” shall mean the condensed combined consolidated balance sheet of Vector prepared to give effect to the transactions contemplated hereby, including the notes thereto, as of September 30, 2021, attached hereto as Schedule 1.1(91); provided, however, that to the extent any Assets or Liabilities are Transferred by Spinco or any member of its Group to Vector or any member of the Vector Group or vice versa in connection with the Plan of Reorganization and prior to the Distribution Date, such assets and/or liabilities shall be deemed to be included or excluded from the Vector Balance Sheet, as the case may be.

(92) “Vector Board” shall have the meaning set forth in the recitals hereto.

(93) “Vector Common Stock” shall mean the issued and outstanding shares of Vector common stock, par value $0.10 per share, of Vector.

(94) “Vector Group” shall mean Vector and each Person (other than any member of the Spinco Group) that is a direct or indirect Subsidiary of Vector immediately after the Relevant Time, and each Business Entity that becomes a Subsidiary of Vector after the Relevant Time, which shall include those entities identified as such on Schedule 1.1(94).

(95) “Vector Indemnitees” shall mean Vector, each member of the Vector Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Spinco Indemnitees.

(96) “Vector Portion” shall have the meaning set forth in Section 2.2(b).

(97) “Vector Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are included in the definition of Vector Group, including those Business Entities set forth on Schedule 1.1(94) in the definition of Vector Group;

(ii) the offices, facilities and other owned real property listed on Schedule 1.1(97) and the leases governing the leased real property (or subleases governing the subleased real property) listed on Schedule 1.1(97);

(iii) all Vector Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Vector Retained Asset or the Vector Retained Business;

(iv) any and all Assets (other than cash and cash equivalents and investments) reflected on the Vector Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for Vector or any member of the Vector Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(v) any rights of any member of the Vector Group under any Policies;

(vi) subject to Section 9.2, any and all Assets owned or held immediately prior to the Relevant Time by Vector or any of its Subsidiaries (including, prior to the Relevant Time, Spinco or any of its Subsidiaries) primarily relating to or used in the Vector Retained Business. The intention of this clause (vi) is only to rectify any inadvertent omission of Transfer of any Asset that, had the Parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as a Vector Retained Asset. Subject to Section 9.2, no Asset shall be deemed a Vector Retained Asset solely as a result of this clause (vi) unless a claim with respect thereto is made by Vector within the applicable time period(s) established by Section 2.6(d);

(vii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which are being retained by, or have been or are to be Transferred to, Vector or any other member of the Vector Group; and

(viii) any and all furnishings and office equipment and any other equipment located at a physical site or the portion thereof of which the ownership or leasehold interest is held by, being retained by or Transferred to, Vector; provided, however, that personal computers shall be Transferred to the Party who, following the Relevant Time, employs the applicable employee who, prior to the Relevant Time, used such personal computer.

Notwithstanding the foregoing, the Vector Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Spinco Group.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Vector Retained Asset, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof including, for the avoidance of doubt, any interpretation of the definition of Spinco Assets.

(98) “Vector Retained Business” shall mean:

(i) Vector’s current tobacco segment;

(ii) the assessment, development and management of, and investment in, real estate properties and projects, including fundraising, sales and similar ancillary activities in connection therewith;

(iii) the real property investments listed on Schedule 1.1(98);

(iv) any other business conducted primarily through the use of the Vector Retained Assets prior to the Relevant Time; and

(v) the businesses and operations of Business Entities acquired or established by or for Vector or any of its Subsidiaries in connection with the operation of the Vector Retained Business after the date of this Agreement.

(99) “Vector Retained Contracts” shall mean the following Contracts to which Vector or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Spinco Group to Vector or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Spinco Group, in each case, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Vector Group;

(ii) any Contract that relates primarily to the Vector Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Vector Balance Sheet;

(iv) any Contract, or part thereof, that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(c)) or any of the Ancillary Agreements to be assigned to any member of the Vector Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Vector Group.

(100) “Vector Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including Schedule 1.1(100)(iii) and Schedule 1.1(100)(iv) hereto) as Liabilities to remain with or be Assumed by any member of the Vector Group, and all obligations and Liabilities expressly Assumed by any member of the Vector Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Vector Retained Business, as conducted at any time prior to, on or after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Vector Group at any time after the Relevant Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(C) any Vector Retained Assets, whether arising before, on or after the Relevant Time; or

(D) any Intellectual Property retained by or Transferred to Vector or any of its Subsidiaries pursuant to the Spinco Intellectual Property Agreement, whether arising before, on or after the Relevant Time;

(iii) any Liabilities to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily related to the Vector Retained Business or (B) set forth on Schedule 1.1(100)(iii);

(iv) any Liabilities relating to, arising out of or resulting from (i) any indebtedness (including debt securities and asset-backed debt) of any member of the Vector Group, (ii) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of the Vector Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such) or (iii) any indebtedness set forth on Schedule 1.1(100)(iv); and

(v) all Liabilities reflected as Liabilities or obligations on the Vector Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Vector Balance Sheet.

Notwithstanding anything to the contrary herein, the Vector Retained Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Spinco Group or for which any such Party is liable;

(y) any Contracts expressly Assumed by any member of the Spinco Group under this Agreement or any of the Ancillary Agreements; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Vector Liability, any item explicitly included on a Schedule referred to in this definition shall take priority over any provision of the text hereof including, for the avoidance of doubt, any interpretation of the definition of Spinco Assets.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

Section 1.3 Relevant Time; Suspension.

(a) This Agreement shall be effective as of the Relevant Time.

(b) Notwithstanding Section 1.3(a) above, as between any of the Parties that are Affiliates, the provisions of, and the obligations under, this Agreement shall be suspended as between such Parties until the Relevant Time, other than for Sections 2.1, 2.2, 2.3 and 2.7, each of which will be effective as of the Relevant Time.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, in accordance with the Plan of Reorganization set forth on Schedule 2.1 and to the extent not previously effected pursuant to the steps set forth in the Plan of Reorganization, the Parties shall, and shall cause their respective Affiliates to, effect the transactions contemplated by the Plan of Reorganization. It is the intent of the Parties that after consummation of the transactions contemplated thereby Vector Group shall be reorganized, to the extent necessary, such that following the consummation of such reorganization, subject to Section 2.6, (i) all of Vector’s and its Subsidiaries’ right, title and interest in and to the Spinco Assets will be owned or held by a member of the Spinco Group, the Spinco Business will be conducted by the members of the Spinco Group and all of the Spinco Liabilities will be Assumed directly or indirectly by (or remain with) a member of the Spinco Group and (iii) all of Vector’s and its Subsidiaries’ right, title and interest in and to the Vector Retained Assets will be owned or held by a member of the Vector Group, the Vector Retained Business will be conducted by the members of the Vector Group and all of the Vector Retained Liabilities will be Assumed directly or indirectly by (or remain with) a member of the Vector Group.

Section 2.2 Transfer of Assets.

(a) Subject to the terms and conditions of this Agreement, including those set forth in Section 9.2, on or prior to the Relevant Time and to the extent not already completed (and it being understood that some of such Transfers may occur following the date hereof and prior to the Relevant Time):

(i) Vector shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to Spinco, or another member of the Spinco Group, all of its and its Subsidiaries’ right, title and interest in and to the Spinco Assets; and

(ii) Spinco shall, on behalf of itself and its Subsidiaries, as applicable, Transfer to Vector, or another member of the Vector Group, all of its and its Subsidiaries’ right, title and interest in and to the Vector Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a), the Parties shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the Spinco Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the Spinco Business (the “Spinco Portion”), which rights shall be Spinco Assets and which obligations shall be Spinco Liabilities and (b) a member of the Vector Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract relating to the Vector Business (the “Vector Portion”), which rights shall be Vector Retained Assets and which obligations shall be Vector Liabilities. If the Parties, or their respective Subsidiaries, as applicable, do not or are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Subsidiaries to, cooperate in any lawful arrangement to provide that a member of the Spinco Group shall receive the interest in the benefits and obligations of the Spinco Portion under such Shared Contract and a member of the Vector Group shall receive the interest in the benefits and obligations of the Vector Portion under such Shared Contract; provided, however, that no Party shall be required to expend any money or take any action in furtherance of this Section 2.2(b) that would require the expenditure of money (other than any payment obligations under the applicable Shared Contract).

(c) Consents. The Parties shall use their reasonable best efforts to obtain the required licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.

Section 2.3 Assumption and Satisfaction of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Relevant Time, (a) Vector shall, or shall cause a member of the Vector Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Vector Retained Liabilities and (b) Spinco shall, or shall cause a member of the Spinco Group to, Assume all the Spinco Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Relevant Time, (iii) where or against whom such Liabilities are asserted or determined, or (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Vector Group or the Spinco Group, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

Section 2.4 Intercompany Accounts.

(a) Except as set forth in Section 2.4(b), Vector (and/or any member of the Vector Group) and Spinco (and/or any member of the Spinco Group), hereby terminate, effective as of the Relevant Time, any and all Contracts and intercompany Liabilities, whether or not in writing, between Vector (and/or any member of the Vector Group) and Spinco (and/or any member of the Spinco Group), that are effective or outstanding as of immediately prior to the Relevant Time. No such terminated Contract (including any provision thereof that purports to survive termination) or intercompany Liability shall be of any further force or effect from and after the Relevant Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.4(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):

(i) this Agreement and the other Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any other Ancillary Agreements to be entered into or continued by the Parties or any of the members of their respective Groups after the Relevant Time);

(ii) any Contracts to which any Person, other than the Parties and their respective wholly owned Subsidiaries, is a Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Vector Retained Assets, Spinco Assets or Vector Retained Liabilities or Spinco Liabilities, they shall be assigned pursuant to Section 2.1);

(iii) any Shared Contracts;

(iv) any Commercial Arrangements; and

(v) any intercompany trade payables due or trade receivables owed solely between Vector and/or any member of the Vector Group and Spinco and/or any member of the Spinco Group that are effective or outstanding as of immediately prior to the Relevant Time, which amounts shall be settled (and net amounts paid) as of the Relevant Time or as promptly as practicable thereafter (with all invoices for such payables due to be delivered by the Parties within five (5) Business Days following the Relevant Time and to be paid, in any event, within thirty (30) days of the receipt of such invoice) (except for any such intercompany payables or receivables arising pursuant to any Ancillary Agreements, which shall instead be settled in accordance with the terms of such Ancillary Agreements).

Section 2.5 Limitation of Liability.

(a) Except as provided in Section 3.4 or in the case of any knowing violation of Law, fraud or material misrepresentation, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Relevant Time (other than this Agreement, any Ancillary Agreement, any Commercial Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Reorganization).

Section 2.6 Transfers Not Effected on or Prior to the Relevant Time; Transfers Deemed Effective as of the Relevant Time.

(a) Subject to Section 9.2, to the extent that any Transfers contemplated by this Article II shall not have been consummated on or prior to the Relevant Time, the Parties shall use reasonable best efforts to effect such Transfers as promptly following the Relevant Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain any necessary Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Relevant Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party that is to Assume such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Relevant Time to the member or members of the Vector Group or Spinco Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, subject to Section 9.2, the Parties agree that, as of the Relevant Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Governmental Approvals, third-party consents and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) Subject to Section 9.2, on and prior to the eighteen (18) month anniversary following the Relevant Time, if a Party owns any Asset, that, although not Transferred pursuant to this Agreement, is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or a Subsidiary of the other Party, or an Asset that such other Party or Subsidiary was intended to have the right to continue to use (other than (for the avoidance of doubt), as between the Parties, for any Asset acquired from an unaffiliated third party by a Party or member of such Party’s Group following the Relevant Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Spinco Asset or Vector Retained Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities, in all events, subject to the Parties’ agreement (I) as to the most cost efficient means of effecting such Transfer or grant of rights and (II) to share any incremental costs arising as a result of such Transfer.

(e) After the Relevant Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Relevant Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by such Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 9.6. The provisions of this Section 2.6(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(f) With respect to Assets and Liabilities described in Section 2.6(a), unless otherwise required by a change in applicable Tax Law or by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), each of Vector and Spinco shall, and shall cause the members of its respective Group to, (i) treat for all purposes of the Tax Disaffiliation Agreement (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Relevant Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Relevant Time, and (ii) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment.

Section 2.7 Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and Assumptions of Liabilities contemplated by this Agreement, subject to Section 9.2, the Parties shall execute or cause to be executed, on or prior to the Relevant Time, by the appropriate entities, the Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its Assets, in substantially the form contemplated hereby for Transfers and Assumptions to be effected pursuant to New York Law, the Laws of the United States or the applicable Laws of one of the other states of the United States, as applicable, in such other form as the Parties shall reasonably agree. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8 Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts (i) to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Relevant Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Relevant Time as provided in this Agreement (such other Party, the “Other Party”), or (ii) to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Relevant Time. The Liable Party shall indemnify the Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party losses resulting from their gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities.

Section 2.9 Guarantees.

(a) On or prior to the Relevant Time or as soon as practicable thereafter, (i) Vector shall (with the reasonable cooperation of the relevant beneficiary) use its reasonable best efforts to have any member of the Spinco Group removed as guarantor of or obligor for any Vector Retained Liability to the extent that they relate to Vector Retained Liabilities and (ii) Spinco shall (with the reasonable cooperation of the relevant beneficiary) use its reasonable best efforts to have any member of the Vector Group removed as guarantor of or obligor for any Spinco Liability to the extent that they relate to Spinco Liabilities.

(b) On or prior to the Relevant Time, to the extent required to obtain a release from a guaranty, surety bond or other credit support instrument (a “Guaranty Release”):

(i) of any member of the Vector Group, Spinco shall execute a guaranty agreement in the form of the existing guaranty, surety bond or other credit support instrument, except to the extent that such existing guaranty, surety bond or other credit support instrument contains representations, covenants or other terms or provisions either (A) with which Spinco would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Spinco Group, Vector shall execute a guaranty agreement in the form of the existing guaranty, surety bond or other credit support instrument, except to the extent that such existing guaranty, surety bond or other credit support instrument contains representations, covenants or other terms or provisions either (A) with Spinco would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Vector or Spinco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) the relevant beneficiary shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, and (ii) each of Vector and Spinco, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any guarantee or other obligation for which the other Party or member of such Party’s Group is or may be liable unless all obligations of such other Party and the members or member of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, that with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.10 Bank Accounts.

(a) Vector and Spinco each agrees to take, or cause the members of their respective Groups to take, prior to the Relevant Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Spinco or any member of the Spinco Group (collectively, the “Spinco Accounts”), including all Spinco Accounts listed or described on Schedule 2.10(a)(i), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Vector or any other member of the Vector Group (collectively, the “Vector Accounts”), including all Vector Accounts listed or described on Schedule 2.10(a)(ii), are de-linked from such Vector Accounts.

(b) Vector and Spinco each agrees to take, or cause the members of their respective Groups to take, prior to the Relevant Time (or as soon as possible thereafter), all actions necessary to amend all Contracts governing the Vector Accounts so that such Vector Accounts, if currently linked to any Spinco Accounts, are de-linked from such Spinco Accounts.

(c) With respect to any outstanding checks issued by Vector or Spinco or any of their respective Subsidiaries prior to the Relevant Time, such outstanding checks shall be honored from and after the Relevant Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Ancillary Agreement.

Section 2.11 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EACH OF VECTOR (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VECTOR GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY COMMERCIAL ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY

DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT OR COMMERCIAL ARRANGEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1 Certificate of Incorporation; By-laws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws filed by Spinco with the SEC as exhibits to the Form S-1.

Section 3.2 Directors. On or prior to the Distribution Date, Vector shall take all necessary action to cause the Board of Directors of Spinco (the “Spinco Board”) to consist, as of or immediately following the Distribution, of the individuals identified in the Form S-1 as directors of Spinco, including causing the existing directors of Spinco to appoint such individuals and, where applicable, to resign from the Spinco Board.

Section 3.3 Resignations. On or prior to the Distribution Date, except as set forth on Schedule 3.3, (i) Vector shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Spinco Group) to resign, effective as of the Distribution Date, from all positions as officers or directors of any member of the Spinco Group in which they serve, and (ii) Spinco shall cause all its employees and any employees of its Affiliates to resign, effective as of the Distribution Date, from all positions as officers or directors of any members of the Vector Group in which they serve.

Section 3.4 Cash Adjustment. Prior to the Relevant Time, either (i) Vector will transfer funds to Spinco or a member of the Spinco Group designated by it or (ii) Spinco will transfer or cause the transfer of funds to Vector or a member of the Vector Group designated by it, such that, on a consolidated basis, Spinco’s cash and cash equivalents balance immediately prior to the Relevant Time shall equal at least $200 million (net of each of the current and long-term portion of “Notes payable and other obligations” on the Spinco Balance Sheet).

Section 3.5 Ancillary Agreements. On or prior to the Relevant Time, each of Vector and Spinco shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the applicable Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 3.6 Commercial Arrangements. On or prior to the Relevant Time, each of Vector and Spinco shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the applicable Commercial Arrangements.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 Stock Dividends by Vector. On the Distribution Date, Vector will cause the Distribution Agent to distribute 100% of the outstanding shares of Spinco Common Stock then owned by Vector to holders of Vector Common Stock (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards subject to the terms and conditions set forth in the Employee Matters Agreement) on the Record Date, and to credit the appropriate class and number of such shares of Spinco Common Stock to book-entry accounts for each such holder of Vector Common Stock (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards subject to the terms and conditions set forth in the Employee Matters Agreement). For stockholders of Vector who own Vector Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Vector Common Stock (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards subject to the terms and conditions set forth in the Employee Matters Agreement) on the Record Date will be entitled to receive in the Distribution one share of Spinco Common Stock for every two shares of Vector Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares pursuant to Section 4.2 hereof) Spinco Common Stock such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Vector stockholders holding a number of shares of Vector Common Stock, on the Record Date, which would entitle such stockholders to receive less than one whole share of Spinco Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Spinco Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record of Vector Common Stock as of the close of business on the Record Date (or in accordance with the applicable procedures of The Depository Trust Company, to members thereof), (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Spinco Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income Tax and other applicable Tax purposes. Spinco shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Vector, Spinco or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Spinco Common Stock. None of Vector or Spinco will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of Spinco will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Vector or Spinco.

Section 4.3 Actions in Connection with the Distribution.

(a) Spinco shall file such amendments and supplements to its Form S-1 as may be necessary or advisable in order to cause the same to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Spinco shall mail or otherwise distribute to the holders of Vector Common Stock as of the Record Date, on or prior to the Distribution Date, the prospectus included in its Form S-1, as well as any other information concerning Spinco, its business, operations and management, the Plan of Reorganization and such other matters as may be necessary or advisable or as may be required by Law.

(b) Each of Spinco and Vector shall cooperate in preparing, filing with the SEC or similar authority and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Plan of Reorganization or other transactions contemplated by this Agreement and the Ancillary Agreements. Spinco shall prepare and, in accordance with applicable Law, file with the SEC or similar authority any such documentation that is necessary or desirable to effectuate the Distribution, and Vector and Spinco shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Spinco shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing of the Spinco Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

Section 4.4 Sole Discretion of Vector. The Vector Board shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, the Vector Board may at any time and from time to time until the completion of the Distribution decide to abandon any or all of the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of any Distribution.

Section 4.5 Conditions to the Distribution. The Distribution is subject to the satisfaction of the following conditions or the Vector Board’s waiver of the following conditions:

(a) the Vector Board will, in its sole and absolute discretion, have authorized and approved (i) the Plan of Reorganization, (ii) any other transfers of Assets and assumptions of Liabilities contemplated by this Agreement and any related agreements with respect to Spinco and (iii) the Distribution, and will not have withdrawn that authorization and approval;

(b) the Vector Board will have declared the Distribution of 100% of the outstanding shares of Spinco Common Stock to holders Vector Common Stock (including Vector Common Stock underlying outstanding stock option awards and restricted stock awards);

(c) the SEC will have declared Spinco’s Registration Statement on Form S-1 effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for that purpose will be pending before or threatened by the SEC;

(d) the Spinco Common Stock to be delivered in the Distribution shall have been approved for listing on NYSE, subject to official notice of distribution;

(e) the Plan of Reorganization will have been completed;

(f) Vector shall have received an opinion of Sullivan & Cromwell LLP, in form and substance satisfactory to the Vector Board, regarding the U.S. federal income Tax treatment of the Distribution and certain related transactions;

(g) no order, injunction or decree that would prevent the consummation of the Distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the Distribution will be in effect, and no other event outside the control of Vector will have occurred or failed to occur that prevents the consummation of the Distribution;

(h) no events or developments will have occurred or shall exist prior to the Distribution that, in the judgment of the Vector Board, would result in the Distribution having a material adverse effect on Vector or its stockholders;

(i) Vector and Spinco will have executed and delivered this Agreement, the Tax Disaffiliation Agreement, the Employee Matters Agreement, the Transition Services Agreement and all other Ancillary Agreements related to the Distribution; and

(j) the actions set forth in Section 3.1, Section 3.2, and Section 3.3 shall have been completed.

ARTICLE V

CERTAIN COVENANTS

Section 5.1 Financial Statements and Accounting. Each Party agrees to provide the following assistance and access set forth in subsections (a), (b) and (c) of this Section 5.1, (i) during the one (1) year period following the Relevant Time in connection with the preparation and audit of each of the Party’s financial statements for the year ended December 31, 2021, the preparation and review of each Party’s interim financial statements beginning with the nine (9) months ended September 30, 2021 the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of December 31, 2021; (ii) following such initial one (1) year period, with the consent of the other Party (with such consent not to be unreasonably withheld, delayed or conditioned) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two (2) years after the Relevant Time, then such Party may request reasonable access on the terms set forth in this Section 5.1 for a period of up to one hundred eighty (180) days from the date of such change; and (iv) from time to time following the Relevant Time, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC:

(a) Annual and Interim Financial Statements. Each Party shall provide or provide access to the other Party on a timely basis of all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”), and for the preparation, printing, filing and public dissemination of its interim financial statements. Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors with respect to Information to be included or contained in such other Party’s annual or interim financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (such other Party’s auditors, collectively, the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and the Other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(c) Annual Reports. Each Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of the first report to be filed with the SEC (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2021 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

Nothing in this Section 5.1 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.1 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 5.2 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, on and after the Relevant Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement the Ancillary Agreements and Commercial Arrangements.

(b) Without limiting the foregoing, on and after the Relevant Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Relevant Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer, and to make all filings with, and to obtain all Governmental Approvals, any permit or license, and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(b), (ii) as may be otherwise expressly provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VI, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Relevant Time were stockholders, directors, officers, agents or employees of any member of such other Party’s Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Relevant Time, including in connection with the Plan of Reorganization and all other activities to implement the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Sections 6.1(a) and 2.4(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or any Ancillary Agreement that continue in effect after the Relevant Time. In addition, nothing contained in Section 6.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Vector, any Vector Retained Liability and (B) with respect to Spinco, any Spinco Liability;

(ii) any Liabilities that may arise out of the Vector Retained Assets or Spinco Assets;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Relevant Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any other Contract or understanding that is entered into or in effect after the Relevant Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party or Parties (and/or a member of such Party’s Group), on the other hand;

(vi) any Liability with respect to any Commercial Arrangements set forth on Schedule 1.1(16);

(vii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third parties, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 6.1(a) shall release Vector from indemnifying any director, officer or employee of Spinco who was a director, officer or employee of Vector or any of its Affiliates on or prior to the Relevant Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group with respect to any Liabilities released pursuant to Section 6.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Relevant Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Relevant Time), except as specifically set forth in Sections 6.1(a) and 6.1(b). At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.

Section 6.2 Indemnification by Vector. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Date (with respect to the Spinco Indemnitees), Vector shall and shall cause the other members of the Vector Group to indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees arising out of, by reason of or otherwise in connection with (i) the Vector Retained Liabilities or alleged Vector Retained Liabilities, (ii) any Liabilities arising out of Vector Retained Assets or alleged Vector Retained Assets or (iii) any breach by Vector of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.3 Indemnification by Spinco. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, Spinco shall and shall cause the other members of the Spinco Group to indemnify, defend and hold harmless the Vector Indemnitees from and against any and all Indemnifiable Losses of the Vector Indemnitees arising out of, by reason of or otherwise in connection with (i) the Spinco Liabilities or alleged Spinco Liabilities, (ii) any Liabilities arising out of Spinco Assets or alleged Spinco Assets or (iii) any breach by Spinco of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 6.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 6.4(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Vector Indemnitee or a Spinco Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a member of the Vector Group or Spinco Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article VI or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly and in any event by the date (the “Outside Notice Date”) that is the tenth (10th) Business Day after receipt by such Indemnitee of written notice of the Third Party Claim (such written notice, the “Third Party Claim Notice”); provided, however, that the failure to provide the Third Party Claim Notice of any such Third Party Claim pursuant to this sentence shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period beginning immediately after the Outside Notice Date and ending on the date that the Indemnitee gives the required Third Party Claim Notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of (i) indemnification pursuant to the Tax Disaffiliation Agreement or (ii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.9(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party, provided, however, that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within thirty (30) days following receipt of the Third Party Claim Notice (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to or elected not to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above); provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. Notwithstanding anything to the contrary contained herein, a Party shall not be required to provide notice to the other Party for any Third Party Claims for which such Party is providing legal support pursuant to the Transition Services Agreement to the extent that such other Party has received notice in such capacity.

(d) If the Indemnifying Party acknowledges in writing responsibility under this Article VI for a Third Party Claim, regardless of the Indemnifying Party’s election to assume the defense thereof or not in accordance with the provisions of Section 6.4(c), then in no event will the Indemnitee admit any Liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder in writing with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing Liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee or admit any wrongdoing by the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, or an Indemnifying Party refuses to acknowledge in writing or otherwise disputes its responsibility for such Third Party Claim, such Indemnitee may compromise, settle or defend such Third Party Claim.

(e) In the event and to the extent of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 6.5 Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim, the Parties shall cooperate as may reasonably be required in connection with the investigation, defense, prosecution and/or settlement of any Third Party Claim. In furtherance of this obligation, the Parties agree that if an Indemnifying Party chooses to assume the defense of, or to compromise or settle, any Third Party Claim, the Indemnitee shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, (x) their former and then current directors, officers, employees and agents and those of their subsidiaries as witnesses and (y) as soon as reasonably practicable following the receipt of such written request, any agreements, books, records, files or other documents within its control or which it otherwise has the ability to make available, to the extent that (i) any such Person, agreements, books, records, files or other documents may reasonably be required in connection with such defense, settlement, prosecution or compromise and (ii) making such Person, agreements, books records or other documents so available would not constitute a waiver of the attorney-client privilege of the Indemnitee. At the request of an Indemnifying Party, an Indemnitee shall enter into a reasonably acceptable joint defense agreement.

(b) Each of Vector and Spinco agrees that at all times from and after the Relevant Time, if an Action is commenced by a third party with respect to which one or more named Parties (or any member of such respective Party’s Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

(c) Except in the case of fraud or willful misconduct and except as set forth in Section 9.20, the remedies provided in this Article VI shall be the exclusive remedy and shall preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.6 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. For all Tax purposes and to the extent permitted by applicable Law, the Parties hereto shall treat (i) any payment (other than payments representing interest) made pursuant to this Article VI as a capital contribution or a distribution, as the case may be, immediately prior to the Distribution and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 6.7 Contribution.

(a) If the indemnification provided for in Sections 6.2 and 6.3 is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then the relevant Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, the Information supplied by such Indemnifying Party or Indemnitee, and the Parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent any statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.7 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.7(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 6.7(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 6.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VI will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”), and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in the Tax Disaffiliation Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Disaffiliation Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks contribution or indemnification pursuant to this Article VI; provided, however, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 6.9 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Relevant Time in their possession, whether in electronic form or otherwise, until the latest of, as applicable (i) ten (10) years following the Distribution Date or (ii) the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Distribution Date; provided, however, to the extent the Tax Disaffiliation Agreement provides for a longer period of retention of Tax Records, such longer period as provided in the Tax Disaffiliation Agreement shall control.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Disaffiliation Agreement will govern), and subject to appropriate restrictions for classified, privileged or Confidential Information:

(a) After the Relevant Time, upon the prior written request by Spinco for specific and identified Information which relates to (x) Spinco or the conduct of the Spinco Business up to the Distribution Date, or (y) any Ancillary Agreement to which Vector and Spinco are parties, Vector shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Vector or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Spinco.

(b) After the Relevant Time, upon the prior written request by Vector for specific and identified Information which relates to (x) Vector or the conduct of the Vector Retained Business up to the Distribution Date, or (y) any Ancillary Agreement to which Spinco and Vector are parties, Spinco shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Spinco or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Vector.

Section 7.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Disaffiliation Agreement will govern), from and after the Relevant Time, each of Vector and Spinco shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or Confidential Information, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Relevant Time or

(y) any Ancillary Agreement to which each of the Party requesting such access and the Party requested to grant such access are parties. Nothing in this Section 7.2 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party Consent to the disclosure of such Information. Nothing herein shall alter or affect any confidentiality provisions of any of the Ancillary Agreements, or any Commercial Arrangement.

Section 7.3 Witness Services. At all times from and after the Relevant Time, each of Vector and Spinco shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 7.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 7.4 Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement a Party providing Information or access to Information to the other Party under this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 7.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of three (3) years from the Relevant Time the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of the other Party (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information (as defined herein) concerning the other Party; provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of their obligation to hold such Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of a Party in the possession of and used by the other Party as of the Relevant Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Spinco Business or the Vector Retained Business, as the case may be; provided, however, that such use is not competitive in nature, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 7.5(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 9.9.

(c) Each of the Parties acknowledges that it and the other members of its respective Group may have in their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while a subsidiary of Vector. Each of the Parties will hold, and will cause the other members of their respective Groups and their respective representatives to hold, in strict confidence the confidential and proprietary Information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Relevant Time between one or more subsidiaries of Vector (whether acting through, on behalf of, or in connection with, the Vector Retained Business or the Spinco Business) and such third parties.

Section 7.6 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Relevant Time have been and will be rendered for the collective benefit of each of the members of the Vector Group and the Spinco Group, including with regard to the transactions contemplated herein, and that each of the members of the Vector Group and the Spinco Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Relevant Time which will be rendered solely for the benefit of Vector or Spinco, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Vector shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Vector Retained Business, whether or not the privileged Information is in the possession of or under the control of Vector or Spinco. Vector shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Vector Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Vector, whether or not the privileged Information is in the possession of or under the control of Vector or Spinco; and

(ii) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Spinco Business, whether or not the privileged Information is in the possession of or under the control of Vector or Spinco. Spinco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Spinco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Spinco, whether or not the privileged Information is in the possession of or under the control of Vector or Spinco.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 7.6, with respect to all privileges not allocated pursuant to the terms of Section 7.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both of Vector or Spinco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which the other Party has a shared privilege, without the consent of the other Party, with such consent not to be unreasonably withheld, delayed or conditioned, or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, with regard to the matters at issue in the litigation or dispute, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and (i) shall not constitute a subject matter waiver with regard to all topic similar to topics at issue in the litigation or dispute, and (ii) shall not operate as a waiver of the shared privilege with respect to third parties.

(f) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, neither internal nor external counsel for the members of the Vector Group and the Spinco Group, including with regard to the transactions contemplated herein, will be subject to disqualification. For the avoidance of doubt, in the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, each Party agrees not to request disqualification of any employee of any Party from providing legal services to its employer on the basis that it was a former employee of Vector.

(g) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(h) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 7.6 or otherwise to prevent the production or disclosure of such privileged Information.

(i) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Vector or Spinco as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 6.5, 7.1 and 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.5 and 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.5 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(j) Notwithstanding any provision to the contrary in this Section 7.6, the Controlling Party (as defined in the Tax Disaffiliation Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Tax Authority (as defined in the Tax Disaffiliation Agreement) conducting a Tax Contest or (ii) to third parties in connection with connection with the defense of a Tax Contest, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Controlling Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 7.7 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.8 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, from and after the Relevant Time, the Parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with Vector’s current Record Retention Policy in effect on the date hereof and attached hereto as Schedule 7.8 or ordinary course practices of Vector in effect as of the Relevant Time (including any Information that is subject to a “Litigation Hold” issued by any Party prior to the Relevant Time) or such other document retention policies as may be reasonably adopted by the applicable Party from the Relevant Time until the fifth (5th) anniversary of the Distribution Date (provided that such other document retention policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law).

(b) Notwithstanding anything to the contrary herein, no Party will destroy, or permit any of its Subsidiaries to destroy, any Information contemplated by Section 7.2 without first offering to deliver such Information to the other Party, at the other Party’s cost and expense; provided that (i) in the case of any Information relating to a pending or threatened Action that is known to a member of the Group in possession of such Information, the Parties shall comply with the requirements of the applicable “Litigation Hold” (provided that with respect to any pending or threatened Action arising after the Relevant Time, the requirements of this clause (i) shall apply only to the extent that the member of the Vector Group or Spinco Group that is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” of such pending or threatened Action); and (ii) in no event shall a Party destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of any Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 7.8, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a governmental authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure and shall not be liable to such other party for any other Liabilities in connection therewith. Notwithstanding the foregoing, no party shall have any Liability to the other party if any Information is destroyed, provided that such party has used its reasonable best efforts to comply with Sections 7.8(a) and 7.8(b).

Section 7.9 Liability for Information Provided. No Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information.

Section 7.10 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the Party claiming such Agreement Dispute shall give written notice to the other Party setting forth the Agreement Dispute and a brief description thereof (a “Dispute Notice”) pursuant to the terms of the notice provisions of Section 9.6 hereof. Following delivery of a Dispute Notice, the general counsel of the other Party and/or such other executive officer designated by the other Party shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) calendar days from the time of receipt by a Party of a Dispute Notice; provided further, that in the event of any arbitration in accordance with Section 8.3 hereof, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 8.2 Mediation. If, within forty-five (45) calendar days (or such longer period as may be agreed in writing between the Parties) after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association (“AAA”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own costs in connection with such mediation. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 8.3 Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of either Party, by arbitration conducted in New York City, New York, before and in accordance with the then-existing Commercial Arbitration Rules of the AAA, except as modified herein (the “Rules”). There shall be three arbitrators. Each Party shall appoint one arbitrator within twenty (20) calendar days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) calendar days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties under this Section 8.3 shall be appointed by the AAA in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each Party shall be given a limited number of strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators. In resolving any Agreement Dispute, the Parties intend that the arbitrators shall apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award in the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages except in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 8.4 Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration. The Parties may agree in writing to extend the arbitration period if necessary to appropriately resolve the Agreement Dispute.

Section 8.5 Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this Agreement, the Parties shall keep confidential all matters relating to and any negotiation, mediation, conference, arbitration, discussion or arbitration award pursuant to this Article VIII shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, however, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or stock exchange rules. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

Section 8.6 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide services and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters not subject to such dispute resolution.

Section 8.7 Consolidation. The arbitrators may consolidate any Agreement Disputes under this Agreement if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Complete Agreement; Construction. This Agreement, including the Schedules and the Ancillary Agreements hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement or continuing arrangement, such Ancillary Agreement or continuing arrangement shall control; provided, however, that with respect to any Conveyancing and Assumption Instrument, except as provided in Section 9.2, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement or any Ancillary Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Disaffiliation Agreement; (b) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Disaffiliation Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Disaffiliation Agreement shall govern and (c) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Employee Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Employee Matters Agreement shall govern. The rights and remedies of the Parties herein provided shall be cumulative and in addition to any other or further remedies provided by law or equity.

Section 9.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement, (a) only the Spinco Intellectual Property Agreement, and not this Agreement or any of the other Ancillary Agreements other than the Spinco Intellectual Property Agreement, shall govern any matter relating to the Transfer, recordation or registration of Transfer, maintenance, enforcement (including in any litigation, adversarial matter, interference or administrative proceeding), licensing or other rights to use or exploit all Intellectual Property of the type that is addressed in the Spinco Intellectual Property Agreement, and (b) no such Intellectual Property shall be Transferred or licensed (or other rights to use or exploit granted) pursuant to this Agreement (including for the avoidance of doubt, pursuant to Section 2.6).

Section 9.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed and delivered by electronic means, including “.pdf” or “.tiff” files, and any electronic signature shall constitute an original for all purposes.

Section 9.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Relevant Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5 Expenses. Except as otherwise provided (i) in this Agreement, or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Plan of Reorganization and transactions contemplated hereby (including third-party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement, such other third-party fees and expenses incurred on a non-recurring basis directly as result of the Plan of Reorganization, and the fees and expenses payable to any Person listed on Schedule 9.5) (“Separation Expenses”) shall (A) to the extent incurred and payable prior to the Distribution Date be paid by Vector and (B) to the extent any such Separation Expenses arise and are payable by any Party following the Distribution Date be paid by such Party.

Section 9.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile (at a facsimile number to be provided by such Party to the other Party pursuant to the notice provisions of this Section 9.6) with receipt confirmed (followed by delivery of an original via overnight courier service), by email (at an email address to be provided by such Party to the other Party pursuant to the notice provisions of this Section 9.6) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To Vector:

Vector Group Ltd.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: General Counsel

To Spinco:

Douglas Elliman Inc.

4400 Biscayne Boulevard

Miami, Florida 33137

Attention: General Counsel

Section 9.7 Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 9.8 Amendments. Subject to the terms of Section 9.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties.

Section 9.9 Assignment. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, however, that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 9.10 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 9.11 Certain Termination and Amendment Rights. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Vector without the approval of Spinco or the stockholders of Vector. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Relevant Time, this Agreement may not be terminated except by an agreement in writing signed by Vector and Spinco.

Section 9.12 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate plus three percent (3%) (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 9.13 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VII).

Section 9.14 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the effective Relevant Time.

Section 9.15 Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 6.1 of any Person provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.16 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.17 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.

Section 9.19 Consent to Jurisdiction. Subject to the provisions of Article VIII hereof, each of the Parties irrevocably submits to the jurisdiction of the courts of the State of New York located in the City and County of New York, Borough of Manhattan (and if the courts of the State of New York shall be unavailable, any New York State court or federal court sitting in the City and County of New York, Borough of Manhattan) (the “New York Courts”), for the purposes of any suit, Action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.19. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.20 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.21 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.21.

Section 9.22 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.23 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 9.24 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.25 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.4, Section 6.2, Section 6.3 and Section 6.4).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
Name:	J. Bryant Kirkland III
Title:	Senior Vice President, Treasurer and Chief Financial Officer

DOUGLAS ELLIMAN INC.

By:	/s/ Richard J. Lampen
Name:	Richard J. Lampen
Title:	Executive Vice President and Chief Operating Officer